NYSE: NEM, TSX: NGT, ASX: NEM, PNGX: NEM	Exhibit 99.1
Newmont Reports First Quarter 2024 Results
DENVER, April 25, 2024 – Newmont Corporation (NYSE: NEM, TSX: NGT, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced first quarter 2024 results and declared a first quarter dividend of $0.25 per share.

"Newmont delivered a strong first quarter operational performance, producing 2.2 million gold equivalent ounces and generating over $1.4 billion in cash from operations before working capital changes," said Tom Palmer, Newmont's President and Chief Executive Officer. "Underpinned by the gold industry's leading portfolio of Tier 1 gold and copper operations, we remain well-positioned to achieve our full-year guidance and deliver meaningful synergies and productivity improvements from the combined portfolio. We remain focused on delivering on the commitments we laid out at the beginning of this year, creating an attractive value proposition for new and existing investors during this unique time in the gold industry."

Q1 2024 Results1
▪Delivered $288 million in dividends to shareholders; declared a dividend of $0.25 per share of common stock for the first quarter of 20242
▪Announced sale of the Lundin Gold stream credit facility and offtake agreement ("Lundin Gold Financing Facilities") for $330 million, further monetizing Newmont’s non-core assets while maintaining its equity interest in Lundin Gold
▪Produced 1.7 million attributable gold ounces and 489 thousand gold equivalent ounces (GEOs)3 from copper, silver, lead and zinc; primarily driven by production of 1.4 million gold ounces from Newmont's Tier 1 Portfolio4
▪Reported gold Costs Applicable to Sales (CAS) per ounce of $1,057 and gold All-In Sustaining Costs (AISC) per ounce of $1,439; Newmont's Tier 1 Portfolio reported CAS of $1,000 per ounce and AISC of $1,378 per ounce5
▪Generated $776 million of cash from operating activities, net of working capital changes of $(666) million; reported $(74) million in Free Cash Flow net of working capital changes and $850 million of capital reinvestment to sustain current operations and advance high-return projects; excluding the stamp duty payment in connection with the Newcrest transaction, Newmont generated Free Cash Flow of $217 million5
▪Reported Net Income of $179 million, Adjusted Net Income (ANI) of $0.55 per share and Adjusted EBITDA of $1.7 billion for the quarter5
▪Delivered $105 million in synergies to date from the Newcrest acquisition; on track to realize $500 million in annual synergies by the end of 20256
▪Firmly on track to deliver 2024 guidance for production, costs and capital spend; full-year production expected to be second-half weighted as previously indicated7
▪Classified six non-core assets and one project as held for sale, resulting in a non-cash impairment of $485 million
▪Refinanced approximately $2 billion of debt acquired from the Newcrest acquisition; targeting a $1 billion debt reduction
▪Published 20th Annual Sustainability Report and 3rd Annual Taxes and Royalties Contribution Report, providing a transparent review of Newmont's ESG performance, tax strategy and economic contributions

1 Newmont’s actual condensed consolidated financial results remain subject to completion and final review by management and external auditors for the quarter ended March 31, 2024. Newmont intends to file its Q1 2024 Form 10-Q on or about the close of business on April 29, 2024. See notes at the end of this release.
2 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the first quarter of 2024, payable on June 27, 2024 to holders of record at the close of business on June 4, 2024.
3 Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
4 Newmont’s go-forward portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines joint venture.
5 Non-GAAP metrics; see reconciliations at the end of this release.
6 Synergies are a management estimate provided for illustrative purposes and should not be considered a GAAP or non-GAAP financial measure. Synergies represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and Full Potential improvements, as a result of the integration of Newmont’s and Newcrest’s businesses that have been monetized for the purposes of the estimation. Such estimates are necessarily imprecise and are based on numerous judgments and assumptions. See cautionary statement at the end of this release regarding forward-looking statements.
7 See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         1

Advancing Portfolio Optimization with Sale of Lundin Gold Financing Facilities
Newmont announced today that Lundin Gold Inc. (Lundin Gold) has agreed to buy out 100 percent of the balance of the stream credit facility agreement and offtake agreement for the Fruta del Norte gold mine in Ecuador for total consideration of $330 million, payable in cash in two tranches: $180 million as of the expected closing date of June 28, 2024, and the remaining $150 million by September 30, 2024. Newmont has maintained its exposure to the Fruta del Norte operation through its equity interest in Lundin Gold.
In connection with the acquisition of Newcrest and the Company's strategy to create lasting value, Newmont committed to delivering at least $2 billion in near-term cash improvements through portfolio optimization within the first two years. The early repayment of the facilities is another step in delivering on this commitment as Newmont continues to build a more profitable and resilient future for the business.

Summary of First Quarter Results

	2023					2024
	Q1	Q2	Q3	Q4	FY	Q1	FY
Average realized gold price ($/oz)	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,090
Attributable gold production (Moz)[1]	1.27	1.24	1.29	1.74	5.55	1.68	1.68
Gold CAS ($/oz)[2,3]	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,057
Gold AISC ($ per ounce)[3]	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,439
GAAP net income (loss) from continuing operations ($M)	$339	$153	$157	$(3,170)	$(2,521)	$166	$166
Adjusted net income ($M)[4]	$320	$266	$286	$452	$1,324	$630	$630
Adjusted net income per share ($/diluted share)[4]	$0.40	$0.33	$0.36	$0.46	$1.57	$0.55	$0.55
Adjusted EBITDA ($M)[4]	$990	$910	$933	$1,382	$4,215	$1,694	$1,694
Cash from operations before working capital ($M)[5]	$843	$763	$874	$777	$3,257	$1,442	$1,442
Net cash from operating activities ($M)	$481	$656	$1,001	$616	$2,754	$776	$776
Capital expenditures ($M)[6]	$526	$616	$604	$920	$2,666	$850	$850
Free cash flow ($M)[7]	$(45)	$40	$397	$(304)	$88	$(74)	$(74)
FIRST QUARTER 2024 FINANCIAL AND PRODUCTION SUMMARY

Attributable gold production1 decreased 4 percent to 1,675 thousand ounces from the prior quarter primarily due to lower production at Tanami due to a planned mill shutdown and seasonal rainfall impacts, and the ongoing stripping campaigns at Boddington and Akyem. In addition, lower production was delivered from the non-managed joint venture at Nevada Gold Mines. This unfavorable impact was partially offset by higher production at Peñasquito and Yanacocha, as well as a full quarter of ownership of the sites acquired in the Newcrest transaction. Full year production for 2024 is expected to be second-half weighted as previously indicated.

Looking ahead, operations at Cerro Negro are currently suspended as a full investigation is conducted following the tragic fatalities of two members of the Newmont workforce on April 9, 2024. In addition, operations are temporarily suspended at Telfer, one of Newmont's non-core assets, as further work is completed to remediate the safe operation of the tailings storage facility.
Average realized gold price was $2,090, an increase of $86 per ounce over the prior quarter. Average realized gold price includes $2,082 per ounce of gross price received, a favorable impact of $19 per ounce mark-to-market on provisionally-priced sales and reductions of $11 per ounce for treatment and refining charges.
Gold CAS2 totaled $1.7 billion for the quarter. Gold CAS per ounce3 was largely in line with the prior quarter at $1,057 per ounce.
Gold AISC per ounce3 was largely in line with the prior quarter at $1,439 per ounce, with a slight improvement from lower sustaining capital spend.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         2

Attributable gold equivalent ounce (GEO) production from other metals increased 69 percent to 489 thousand ounces from the prior quarter primarily due to the ramp-up of Peñasquito to full operations after the resolution of the labor strike in the fourth quarter of 2023, combined with higher co-product grades from the Chile Colorado pit. In addition, Cadia delivered higher copper production.
CAS from other metals2 totaled $416 million for the quarter. CAS per GEO3 decreased 34 percent to $829 per ounce from the prior quarter primarily due to higher other metal sales as a result of the increased volumes at Peñasquito.
AISC per GEO3 decreased 33 percent to $1,148 per ounce compared to the prior quarter primarily due to lower CAS per GEO as a result of the increased volumes at Peñasquito, as well as lower sustaining capital spend.
Net income from continuing operations attributable to Newmont stockholders was $166 million or $0.15 per diluted share, an increase of $3.3 billion from the prior quarter primarily due to the recognition of impairment charges and higher reclamation and remediation expense during the fourth quarter of 2023, as well as higher average realized gold prices and lower CAS in the first quarter of 2024.
Adjusted net income4 was $630 million or $0.55 per diluted share, compared to $452 million or $0.46 per diluted share in the prior quarter. Primary adjustments to first quarter net income include a loss on assets held for sale of $485 million, changes in the fair value of investments of $31 million, Newcrest transaction and integration costs of $29 million and settlement costs of $21 million.
Adjusted EBITDA4 increased 23 percent to $1,694 million for the quarter, compared to $1,382 million for the prior quarter.
Consolidated cash from operations before working capital5 increased 86 percent from the prior quarter to $1.4 billion primarily due to higher realized gold prices, lower CAS and lower Newcrest transaction and integration costs.
Consolidated net cash from operating activities increased 26 percent from the prior quarter to $776 million primarily due to the improvement in cash from operations described above, partially offset by a $666 million reduction in operating cash flow due to changes in working capital, including a $291 million stamp duty payment in connection with the Newcrest acquisition, a build in inventories, stockpiles and ore on leach pads of $193 million, a build in accounts receivable of $84 million and reclamation spend of $59 million, primarily related to the construction of the Yanacocha water treatment facilities.
Free Cash Flow7 was $(74) million compared to $(304) million in the prior quarter primarily due to lower sustaining and development capital expenditures.
Capital expenditures6 decreased 8 percent from the prior quarter to $850 million primarily due to lower sustaining and development capital spend. Development capital expenditures in 2024 primarily relate to Ahafo North, Tanami Expansion 2, Cadia Block Caves and Cerro Negro expansion projects.
Balance sheet and liquidity remained strong in the first quarter, ending the quarter with $2.3 billion of consolidated cash, cash of $342 million included in Current assets held for sale, with approximately $6.7 billion of total liquidity; reported net debt to adjusted EBITDA of 1.2x8.

NON-MANAGED JOINT VENTURE AND EQUITY METHOD INVESTMENTS9
Nevada Gold Mines (NGM) attributable gold production was 264 thousand ounces, with CAS of $1,177 per ounce3 and AISC of $1,576 per ounce3 for the first quarter.
Pueblo Viejo (PV) attributable gold production was 54 thousand ounces for the quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $45 million in the first quarter. Capital contributions of $9 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the first quarter of 2024 was 21 thousand ounces. Cash distributions received from the Company's equity method investment in Fruta del Norte were $8 million for the first quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (31.9%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities. Excluding the stamp duty payment in connection with the Newcrest transaction, Newmont generated Free Cash Flow of $217 million.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 31.9% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         3

Key Projects in Execution
Newmont’s project pipeline supports stable production with improving margins and mine life1. Newmont's 2024 outlook includes current development capital costs and production related to the key projects of Tanami Expansion 2, Ahafo North and Cadia Block Caves.
▪Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150 to 200 thousand ounces per year for the first five years and reduce operating costs by approximately 30 percent, bringing average all-in sustaining costs to $900 to $1,000 per ounce for Tanami (2028 - 2032). As a result of the identification of required overbreak and underbreak remediation, commercial production for the project is now expected in the second half of 2027. Total capital costs are now estimated to be between $1.7 and $1.8 billion, incorporating the required remediation work. Development costs (excluding capitalized interest) since approval were $806 million, of which $54 million related to 2024.
▪Ahafo North (Ghana) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275 and 325 thousand ounces per year with all-in sustaining costs of $800 to $900 per ounce for the first five full years of production (2026 - 2030). Ahafo North is the best unmined gold deposit in West Africa with approximately 4.1 million ounces of Reserves and 1.3 million ounces of Measured, Indicated and Inferred Resources2 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $950 and $1,050 million. Development costs (excluding capitalized interest) since approval were $434 million, of which $59 million related to 2024.
▪Cadia Block Caves (Australia) includes two existing panel caves to recover approximately 5.9 million ounces of Gold Reserves as well as 1.3 million tonnes of Copper Reserves. First ore has been delivered from the first panel cave (PC2-3), and development is underway at the second panel cave (PC1-2). The newly-acquired project is currently under review, and a more fulsome update on the anticipated metrics is expected to be provided in the second half of 2024. Development capital costs (excluding capitalized interest) since approval were $76 million, of which $40 million related to 2024.

Committed to Concurrent Reclamation
Since mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to accrue to reclamation and remediation spend through the year. Newmont expects to incur a cash outflow of approximately $600 million in 2024 and $700 million in 2025, primarily related to the construction of two new water treatment plants and post-closure management at Yanacocha. The operation’s ongoing closure planning study advanced to the feasibility state in December 2023 and continues to address several complex closure issues, including water management, social impacts and tailings. A long-term water management solution will replace five existing water treatment facilities with two, addressing the watersheds along the continental divide. Certain estimated costs remain subject to revision as ongoing study work and assessment of opportunities that incorporates the latest design considerations remain in progress.

1 Project estimates remain subject to change based upon uncertainties, including future market conditions, macroeconomic and geopolitical conditions, changes in interest rates, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.
2 Total resources presented for Ahafo North includes Measured and Indicated resources of 1 million gold ounces and Inferred resources of 300 thousand gold ounces. See cautionary statement at the end of this release.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         4

Newmont's 2024 Outlook
For a more detailed discussion, see the Company’s 2024 Outlook released on February 22, 2024, available on Newmont.com. Please see the cautionary statement and footnotes for additional information.

Guidance Metric	2024E
Attributable Gold Production (Koz)
Managed Tier 1 Portfolio	4,100
Non-Managed Tier 1 Portfolio	1,530
Total Tier 1 Portfolio	5,630
Non-Core Assets	1,300
Total Newmont Attributable Gold Production (Koz)	6,930
Attributable Gold CAS ($/oz) ($1,900/oz price assumption)
Managed Tier 1 Portfolio	980
Non-Managed Tier 1 Portfolio	1,130
Total Tier 1 Portfolio	1,000
Non-Core Assets	1,400
Total Newmont Gold CAS ($/oz)[a]	1,050
Attributable Gold AISC ($/oz) ($1,900/oz price assumption)
Managed Tier 1 Portfolio	1,250
Non-Managed Tier 1 Portfolio	1,440
Total Tier 1 Portfolio	1,300
Non-Core Assets	1,750
Total Newmont Gold AISC ($/oz)[a]	1,400
Copper ($8,818/tonne price assumption)[a]
Copper Production - Tier 1 Portfolio (ktonne)	144
Copper Production - Non-Core Assets (ktonne)	8
Total Newmont Copper Production (ktonne)	152
Copper CAS - Tier 1 Portfolio ($/tonne)	$5,050
Copper CAS - Non-Core Assets ($/tonne)	$11,050
Total Newmont Copper CAS ($/tonne)[b]	$5,080
Copper AISC - Tier 1 Portfolio ($/tonne)	$7,350
Copper AISC - Non-Core Assets ($/tonne)	$12,540
Total Newmont Copper AISC ($/tonne)[b]	$7,380
Silver ($23.00/oz price assumption)
Silver Production (Moz)	34
Silver CAS ($/oz)[b]	$11.00
Silver AISC ($/oz)[b]	$15.40
Lead ($2,205/tonne price assumption)[a]
Lead Production (ktonne)	95
Lead CAS ($/tonne)[b]	$1,220
Lead AISC ($/tonne)[b]	$1,570
Zinc ($2,976/tonne price assumption)[a]
Zinc Production (ktonne)	245
Zinc CAS ($/tonne)[b]	$1,550
Zinc AISC ($/tonne)[b]	$2,300
Attributable Capital
Sustaining Capital ($M)[a]	$1,800
Development Capital ($M)[a]	$1,300
Consolidated Expenses
Exploration & Advanced Projects ($M)	$450
General & Administrative ($M)	$300
Interest Expense ($M)	$365
Depreciation & Amortization ($M)	$2,850
Adjusted Tax Rate [c,d]	34%
aCo-product metal pricing assumptions in imperial units equate to Copper ($4.00/lb.), Lead ($1.00/lb.) and Zinc ($1.35/lb.).
bConsolidated basis
c The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
d Assuming average prices of $1,900 per ounce for gold, $4.00 per pound for copper, $23.00 per ounce for silver, $1.00 per pound for lead, and $1.35 per pound for zinc and achievement of current production, sales and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2024 will be 34%.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         5

2024 Site Outlooka

2024 Outlook	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
Managed Tier 1 Portfolio
Boddington	575	575	1,150	1,420	145	—
Tanami	400	400	900	1,430	170	340
Cadia	370	370	620	1,150	305	260
Lihir	630	630	1,050	1,270	105	—
Ahafo	725	725	860	1,060	110	—
Ahafo North	—	—	—	—	—	290
Peñasquito	250	250	780	1,030	145	—
Cerro Negro	290	290	860	1,110	50	130
Yanacocha	290	290	1,180	1,370	25	50
Merian[c]	295	220	1,280	1,570	40	—
Brucejack	310	310	1,130	1,370	50	—
Red Chris	40	40	1,120	1,530	65	—

Non-Managed Tier 1 Portfolio
Nevada Gold Mines[d]	1,080	1,080	1,130	1,440	290	130
Pueblo Viejo[e]	—	300	—	—	—	—
Fruta Del Norte[f]	—	150	—	—	—	—

Non-Core Assets
Telfer	230	230	2,180	2,470	35	—
Akyem	170	170	1,780	2,100	15	—
CC&V	170	170	1,270	1,610	25	—
Porcupine	270	270	1,090	1,510	75	100
Éléonore	270	270	1,080	1,500	75	—
Musselwhite	190	190	1,060	1,620	75	—

Co-Product Production
Boddington - Copper (ktonne)	37	37	6,020	7,600	—	—
Cadia - Copper (ktonne)	80	80	3,600	6,580	—	—
Peñasquito - Silver (Moz)	34	34	11.00	15.40	—	—
Peñasquito - Lead (ktonne)	95	95	1,220	1,570	—	—
Peñasquito - Zinc (ktonne)	245	245	1,550	2,300	—	—
Red Chris - Copper (ktonne)	27	27	6,440	9,570	—	—
Telfer - Copper (ktonne)	8	8	11,050	12,540	—	—

a 2024 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 22, 2024. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2024 Outlook assumes $1,900/oz Au, $8,818/tonne Cu, $23.00/oz Ag, $2,976/tonne Zn, $2,205/tonne Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.
b All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2024 CAS outlook.
c Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.
d Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
e Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
f Attributable production includes Newmont’s 31.9% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         6

	2023					2024
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,188	1,197	1,229	1,726	5,340	1,581				1,581
Attributable gold equivalent ounces sold	265	251	59	321	896	502				502

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090				$2,090
Average realized copper price	$4.18	$3.26	$3.68	$3.69	$3.71	$3.72				$3.72
Average realized silver price (2)	$19.17	$20.56	N.M.	$19.45	$19.97	$20.41				$20.41
Average realized lead price (2)	$0.86	$0.92	N.M.	$0.90	$0.90	$0.92				$0.92
Average realized zinc price (2)	$1.18	$0.73	N.M.	$3.71	$0.96	$0.92				$0.92

Attributable Gold Production (koz)
Boddington	199	209	181	156	745	142				142
Tanami	63	126	123	136	448	90				90
Cadia	—	—	—	97	97	122				122
Lihir	—	—	—	134	134	181				181
Ahafo	128	137	133	183	581	190				190
Peñasquito (2)	85	38	—	20	143	45				45
Cerro Negro	67	48	71	83	269	81				81
Yanacocha	56	65	87	68	276	91				91
Merian (75%)	62	40	62	78	242	57				57
Brucejack	—	—	—	29	29	37				37
Red Chris	—	—	—	5	5	6				6
Managed Tier 1 Portfolio	660	663	657	989	2,969	1,042				1,042
Nevada Gold Mines	261	287	300	322	1,170	264				264
Pueblo Viejo (40%) (3)	60	51	52	61	224	54				54
Fruta Del Norte (31.9%) (4)	—	—	—	—	—	21				21
Non-Managed Tier 1 Portfolio	321	338	352	383	1,394	339				339
Total Tier 1 Portfolio	981	1,001	1,009	1,372	4,363	1,381				1,381
Telfer	—	—	—	43	43	31				31
Akyem	71	49	75	100	295	69				69
CC&V	48	41	45	38	172	28				28
Porcupine	66	60	64	70	260	61				61
Éléonore	66	48	50	68	232	56				56
Musselwhite	41	41	48	50	180	49				49
Non-Core Assets (5)	292	239	282	369	1,182	294				294
Total Attributable Gold Production	1,273	1,240	1,291	1,741	5,545	1,675				1,675

Attributable Co-Product GEO Production (kGEO)
Boddington	64	67	58	56	245	49				49
Cadia	—	—	—	90	90	118				118
Peñasquito (2)	224	189	—	116	529	288				288
Red Chris	—	—	—	20	20	28				28
Tier 1 Portfolio	288	256	58	282	884	483				483
Telfer	—	—	—	7	7	6				6
Non-Core Assets (5)	—	—	—	7	7	6				6
Total Attributable Co-Product GEO Production	288	256	58	289	891	489				489

Gold CAS Consolidated ($/oz)
Boddington	$841	$777	$848	$941	$847	$1,016				$1,016
Tanami	$936	$829	$655	$702	$759	$902				$902
Cadia	$—	$—	$—	$1,079	$1,079	$648				$648
Lihir	$—	$—	$—	$1,117	$1,117	$936				$936
Ahafo	$992	$910	$969	$924	$947	$865				$865
Peñasquito (2)	$1,199	$831	N.M.	$1,306	$1,219	$853				$853
Cerro Negro	$1,146	$1,655	$1,216	$1,132	$1,257	$861				$861
Yanacocha	$1,067	$1,187	$1,057	$975	$1,069	$972				$972
Merian (75%)	$1,028	$1,501	$1,261	$1,155	$1,207	$1,221				$1,221
Brucejack	$—	$—	$—	$1,898	$1,898	$2,175				$2,175
Red Chris	$—	$—	$—	$905	$905	$940				$940
Nevada Gold Mines	$1,109	$1,055	$992	$1,125	$1,070	$1,177				$1,177
Tier 1 Portfolio	$1,019	$1,001	$980	$1,050	$1,016	$1,000				$1,000
Telfer	$—	$—	$—	$1,882	$1,882	$2,632				$2,632
Akyem	$810	$1,087	$1,032	$877	$931	$1,006				$1,006
CC&V	$1,062	$1,186	$1,253	$1,122	$1,156	$1,394				$1,394
Porcupine	$1,071	$1,225	$1,189	$1,186	$1,167	$1,042				$1,042
Éléonore	$1,095	$1,477	$1,338	$1,224	$1,263	$1,441				$1,441
Musselwhite	$1,313	$1,356	$1,045	$1,068	$1,186	$1,175				$1,175
Non-Core Assets (5)	$1,043	$1,264	$1,159	$1,214	$1,169	$1,306				$1,306
Total Gold CAS (6)	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057				$1,057
Total Gold CAS (by-product) (6)	$916	$1,024	$1,022	$1,060	$1,011	$891				$891
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         7

	2023					2024
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Co-Product CAS Consolidated ($/GEO)
Boddington	$809	$766	$816	$944	$830	$942				$942
Cadia	$—	$—	$—	$1,017	$1,017	$594				$594
Peñasquito (2)	$954	$1,162	N.M.	$1,602	$1,283	$843				$843
Red Chris	$—	$—	$—	$1,020	$1,020	$1,011				$1,011
Tier 1 Portfolio	$918	$1,062	$1,636	$1,235	$1,118	$807				$807
Telfer	$—	$—	$—	$1,703	$1,703	$2,882				$2,882
Non-Core Assets (5)	$—	$—	$—	$1,703	$1,703	$2,882				$2,882
Total Co-Product GEO CAS (6)	$918	$1,062	$1,636	$1,254	$1,127	$829				$829

Gold AISC Consolidated ($/oz)
Boddington	$1,035	$966	$1,123	$1,172	$1,067	$1,242				$1,242
Tanami	$1,219	$1,162	$890	$1,046	$1,060	$1,149				$1,149
Cadia	$—	$—	$—	$1,271	$1,271	$989				$989
Lihir	$—	$—	$—	$1,517	$1,517	$1,256				$1,256
Ahafo	$1,366	$1,237	$1,208	$1,114	$1,222	$1,010				$1,010
Peñasquito (2)	$1,539	$1,078	N.M.	$1,670	$1,590	$1,079				$1,079
Cerro Negro	$1,379	$1,924	$1,438	$1,412	$1,509	$1,120				$1,120
Yanacocha	$1,332	$1,386	$1,187	$1,198	$1,266	$1,123				$1,123
Merian (75%)	$1,235	$2,010	$1,652	$1,454	$1,541	$1,530				$1,530
Brucejack	$—	$—	$—	$2,646	$2,646	$2,580				$2,580
Red Chris	$—	$—	$—	$1,439	$1,439	$1,277				$1,277
Nevada Gold Mines	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576				$1,576
Tier 1 Portfolio	$1,381	$1,387	$1,355	$1,444	$1,397	$1,378				$1,378
Telfer	$—	$—	$—	$1,988	$1,988	$3,017				$3,017
Akyem	$1,067	$1,461	$1,332	$1,110	$1,210	$1,254				$1,254
CC&V	$1,375	$1,631	$1,819	$1,793	$1,644	$1,735				$1,735
Porcupine	$1,412	$1,587	$1,644	$1,665	$1,577	$1,470				$1,470
Éléonore	$1,420	$2,213	$2,107	$1,796	$1,838	$1,920				$1,920
Musselwhite	$1,681	$2,254	$1,715	$1,771	$1,843	$1,766				$1,766
Non-Core Assets (5)	$1,359	$1,808	$1,685	$1,629	$1,610	$1,712				$1,712
Total Gold AISC (6)	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439				$1,439
Total Gold AISC (by-product) (6)	$1,354	$1,531	$1,467	$1,540	$1,480	$1,373				$1,373

Co-Product AISC Consolidated ($/GEO)
Boddington	$1,019	$977	$1,108	$1,181	$1,067	$1,081				$1,081
Cadia	$—	$—	$—	$1,342	$1,342	$1,027				$1,027
Peñasquito (2)	$1,351	$1,581	N.M.	$2,098	$1,756	$1,102				$1,102
Red Chris	$—	$—	$—	$1,660	$1,660	$1,400				$1,400
Tier 1 Portfolio	$1,322	$1,492	$2,422	$1,666	$1,565	$1,120				$1,120
Telfer	$—	$—	$—	$2,580	$2,580	$3,745				$3,745
Non-Core Assets (5)	$—	$—	$—	$2,580	$2,580	$3,745				$3,745
Total Co-Product GEO AISC (6)	$1,322	$1,492	$2,422	$1,703	$1,579	$1,148				$1,148
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold whom the Company holds a 31.9% interest and is accounted for as an equity method investment.
(2)For the three months ended June 30, 2023 and September 30, 2023, Peñasquito production was impacted due to the suspension of operations as a result of the Union labor strike. Sales activity recognized in the third quarter of 2023 was related to adjustments on provisionally price concentrate sales subject to final settlement. Consequently, price per ounce/pound metrics are not meaningful ("N.M").
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 31.9% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for on a quarterly-lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)Sites are classified as held for sale as of March 31, 2024.
(6)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         8

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2023 (1)					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY

Sales	$2,679	$2,683	$2,493	$3,957	$11,812	$4,023				$4,023

Costs and expenses:
Costs applicable to sales (2)	1,482	1,543	1,371	2,303	6,699	2,106				2,106
Depreciation and amortization	461	486	480	681	2,108	654				654
Reclamation and remediation	66	66	166	1,235	1,533	98				98
Exploration	48	66	78	73	265	53				53
Advanced projects, research and development	35	44	53	68	200	53				53
General and administrative	74	71	70	84	299	101				101
Loss on assets held for sale	—	—	—	—	—	485				485
Impairment charges	4	4	2	1,881	1,891	12				12
Other expense, net	4	37	35	441	517	61				61
	2,174	2,317	2,255	6,766	13,512	3,623				3,623
Other income (expense):
Other income (loss), net	99	(17)	42	(212)	(88)	121				121
Interest expense, net of capitalized interest	(65)	(49)	(48)	(81)	(243)	(93)				(93)
	34	(66)	(6)	(293)	(331)	28				28
Income (loss) before income and mining tax and other items	539	300	232	(3,102)	(2,031)	428				428
Income and mining tax benefit (expense)	(213)	(163)	(73)	(77)	(526)	(260)				(260)
Equity income (loss) of affiliates	25	16	3	19	63	7				7
Net income (loss) from continuing operations	351	153	162	(3,160)	(2,494)	175				175
Net income (loss) from discontinued operations	12	2	1	12	27	4				4
Net income (loss)	363	155	163	(3,148)	(2,467)	179				179
Net loss (income) attributable to noncontrolling interests	(12)	—	(5)	(10)	(27)	(9)				(9)
Net income (loss) attributable to Newmont stockholders	$351	$155	$158	$(3,158)	$(2,494)	$170				$170

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$339	$153	$157	$(3,170)	$(2,521)	$166				$166
Discontinued operations	12	2	1	12	27	4				4
	$351	$155	$158	$(3,158)	$(2,494)	$170				$170

Weighted average common shares (millions):
Basic	794	795	795	978	841	1,153				1,153
Effect of employee stock-based awards	1	—	1	1	—	—				—
Diluted	795	795	796	979	841	1,153				1,153

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15				$0.15
Discontinued operations	0.02	—	—	0.01	0.03	—				—
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15				$0.15
Diluted:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15				$0.15
Discontinued operations	0.02	—	—	0.01	0.03	—				—
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15				$0.15
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2023 (1)				2024
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$2,336
Trade receivables	348	185	78	734	782
Investments	847	409	24	23	23
Inventories	1,067	1,111	1,127	1,663	1,385
Stockpiles and ore on leach pads	905	858	829	979	745
Derivative assets	—	—	—	198	114
Other current assets	735	742	707	913	765
Current assets held for sale	—	—	—	—	5,656
Current assets	6,559	6,134	5,955	7,512	11,806
Property, plant and mine development, net	24,097	24,284	24,474	37,563	33,564
Investments	3,216	3,172	3,133	4,143	4,138
Stockpiles and ore on leach pads	1,691	1,737	1,740	1,935	1,837
Deferred income tax assets	170	166	138	268	210
Goodwill	1,971	1,971	1,971	3,001	2,792
Derivative assets	—	—	—	444	412
Other non-current assets	670	669	673	640	576
Total assets	$38,374	$38,133	$38,084	$55,506	$55,335

LIABILITIES
Accounts payable	$648	$565	$651	$960	$698
Employee-related benefits	302	313	345	551	414
Income and mining taxes payable	213	155	143	88	136
Lease and other financing obligations	96	96	94	114	99
Debt	—	—	—	1,923	—
Other current liabilities	1,493	1,564	1,575	2,362	1,784
Current liabilities held for sale	—	—	—	—	2,351
Current liabilities	2,752	2,693	2,808	5,998	5,482
Debt	5,572	5,574	5,575	6,951	8,933
Lease and other financing obligations	451	441	418	448	436
Reclamation and remediation liabilities	6,603	6,604	6,714	8,167	6,652
Deferred income tax liabilities	1,800	1,795	1,696	2,987	3,094
Employee-related benefits	395	399	397	655	610
Silver streaming agreement	805	786	787	779	753
Other non-current liabilities	437	426	429	316	300
Total liabilities	18,815	18,718	18,824	26,301	26,260

Commitments and contingencies

EQUITY
Common stock	1,281	1,281	1,281	1,854	1,855
Treasury stock	(261)	(261)	(263)	(264)	(274)
Additional paid-in capital	17,386	17,407	17,425	30,419	30,436
Accumulated other comprehensive income (loss)	23	13	8	14	(16)
(Accumulated deficit) Retained earnings	948	785	623	(2,996)	(3,111)
Newmont stockholders' equity	19,377	19,225	19,074	29,027	28,890
Noncontrolling interests	182	190	186	178	185
Total equity	19,559	19,415	19,260	29,205	29,075
Total liabilities and equity	$38,374	$38,133	$38,084	$55,506	$55,335
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2023 (1)					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Operating activities:
Net income (loss)	$363	$155	$163	$(3,148)	$(2,467)	$179				$179
Non-cash adjustments:
Depreciation and amortization	461	486	480	681	2,108	654				654
Loss on assets held for sale	—	—	—	—	—	485				485
Net loss (income) from discontinued operations	(12)	(2)	(1)	(12)	(27)	(4)				(4)
Reclamation and remediation	61	59	167	1,219	1,506	94				94
Deferred income taxes	15	6	(24)	(101)	(104)	53				53
Change in fair value of investments	(41)	42	41	5	47	(31)				(31)
(Gain) loss on asset and investment sales, net	(36)	—	2	231	197	(9)				(9)
Impairment charges	4	4	2	1,881	1,891	12				12
Other non-cash adjustments	28	13	44	21	106	9				9
Cash from operations before working capital (2)	843	763	874	777	3,257	1,442				1,442
Net change in operating assets and liabilities	(362)	(107)	127	(171)	(513)	(666)				(666)
Net cash provided by (used in) operating activities of continuing operations	481	656	1,001	616	2,754	776				776
Net cash provided by (used in) operating activities of discontinued operations	—	7	2	—	9	—				—
Net cash provided by (used in) operating activities	481	663	1,003	616	2,763	776				776

Investing activities:
Additions to property, plant and mine development	(526)	(616)	(604)	(920)	(2,666)	(850)				(850)
Proceeds from asset and investment sales	181	33	5	15	234	35				35
Return of investment from equity method investees	—	30	—	6	36	25				25
Purchases of investments	(525)	(17)	(3)	(6)	(551)	(23)				(23)
Contributions to equity method investees	(41)	(23)	(26)	(18)	(108)	(15)				(15)
Proceeds from maturities of investments	557	424	374	8	1,363	—				—
Acquisitions, net	—	—	—	668	668	—				—
Other	12	11	1	(2)	22	30				30
Net cash provided by (used in) investing activities	(342)	(158)	(253)	(249)	(1,002)	(798)				(798)
Net cash provided by (used in) investing activities of discontinued operations	—	—	—	—	—	—				—
Net cash provided by (used in) investing activities	(342)	(158)	(253)	(249)	(1,002)	(798)				(798)

Financing activities:
Proceeds from issuance of debt, net	—	—	—	—	—	3,476				3,476
Repayment of debt	—	—	—	—	—	(3,423)				(3,423)
Dividends paid to common stockholders	(318)	(318)	(318)	(461)	(1,415)	(288)				(288)
Distributions to noncontrolling interests	(34)	(32)	(41)	(43)	(150)	(41)				(41)
Funding from noncontrolling interests	41	34	32	31	138	22				22
Payments on lease and other financing obligations	(16)	(16)	(16)	(19)	(67)	(18)				(18)
Payments for withholding of employee taxes related to stock-based compensation	(22)	—	(2)	(1)	(25)	(10)				(10)
Other	(1)	(2)	(36)	(45)	(84)	(17)				(17)
Net cash provided by (used in) financing activities	(350)	(334)	(381)	(538)	(1,603)	(299)				(299)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	4	(5)	7	(2)	(3)				(3)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(219)	175	364	(164)	156	(324)				(324)
Less: cash and restricted cash reclassified to assets held for sale (3)	—	—	—	—	—	(395)				(395)
Net change in cash, cash equivalents and restricted cash	(219)	175	364	(164)	156	(719)				(719)
Cash, cash equivalents and restricted cash at beginning of period	2,944	2,725	2,900	3,264	2,944	3,100				3,100
Cash, cash equivalents and restricted cash at end of period	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381				$2,381

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$3,002	$2,336				$2,336
Restricted cash included in Other current assets	1	1	1	11	11	6				6
Restricted cash included in Other non-current assets	67	70	73	87	87	39				39
Total cash, cash equivalents and restricted cash	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381				$2,381
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets and liabilities, including $342 of Cash and cash equivalents and $53 of restricted cash, included in Other current assets and Other non-current assets, were reclassified to Current assets held for sale and Current liabilities held for sale, respectively.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         11

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted net income (loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2024
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$170	$0.15	$0.15
Net loss (income) attributable to Newmont stockholders from discontinued operations	(4)	—	—
Net income (loss) attributable to Newmont stockholders from continuing operations	166	0.15	0.15
Loss on assets held for sale (2)	485	0.43	0.43
Change in fair value of investments (3)	(31)	(0.03)	(0.03)
Newcrest transaction and integration costs (4)	29	0.03	0.03
Settlement costs (5)	21	0.02	0.02
Impairment charges (6)	12	0.01	0.01
(Gain) loss on asset and investment sales, net (7)	(9)	(0.01)	(0.01)
Restructuring and severance (8)	6	—	—
Reclamation and remediation charges (9)	6	—	—
Tax effect of adjustments (10)	(147)	(0.13)	(0.13)
Valuation allowance and other tax adjustments (11)	92	0.08	0.08
Adjusted net income (loss)	$630	$0.55	$0.55

Weighted average common shares (millions): (12)		1,153	1,153
(1)Per share measures may not recalculate due to rounding.
(2)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded for the six non-core assets and the development project that met the requirements to be presented as held for sale in 2024.
(3)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable equity securities.
(4)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(5)Settlement costs, included in Other expense, net, are primarily comprised of wind down and demobilization costs related to the French Guiana project.
(6)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(7)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the gain recognized on the purchase and sale of foreign currency bonds.
(8)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.
(9)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(10)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.
(11)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(65), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $35, net reductions to the reserve for uncertain tax positions of $(2), recording of a deferred tax liability for the outside basis difference at Akyem of $117 due to the status change to held-for-sale, and other tax adjustments of $7.
(12)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         12

	Three Months Ended March 31, 2023
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$351	$0.44	$0.44
Net loss (income) attributable to Newmont stockholders from discontinued operations	(12)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	339	0.42	0.42
Change in fair value of investments (2)	(41)	(0.05)	(0.05)
(Gain) loss on asset and investment sales, net (3)	(36)	(0.05)	(0.05)
Impairment charges (4)	4	—	—
Restructuring and severance (5)	2	—	—
Other (6)	(4)	—	—
Tax effect of adjustments (7)	16	0.02	0.02
Valuation allowance and other tax adjustments (8)	40	0.06	0.06
Adjusted net income (loss)	$320	$0.40	$0.40

Weighted average common shares (millions): (9)		794	795
(1)Per share measures may not recalculate due to rounding.
(2)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.
(3)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment.
(4)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(5)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.
(6)Other, included in Other income (loss), net, primarily represents income received on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.
(7)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (6), as described above, and are calculated using the applicable regional tax rate.
(8)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $10, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $17, net reductions to the reserve for uncertain tax positions of $11, other tax adjustments of $2.
(9)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         13

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2024	2023
Net income (loss) attributable to Newmont stockholders	$170	$351
Net income (loss) attributable to noncontrolling interests	9	12
Net (income) loss from discontinued operations	(4)	(12)
Equity loss (income) of affiliates	(7)	(25)
Income and mining tax expense (benefit)	260	213
Depreciation and amortization	654	461
Interest expense, net of capitalized interest	93	65
EBITDA	$1,175	$1,065
Adjustments:
Loss on assets held for sale (1)	$485	$—
Change in fair value of investments (2)	(31)	(41)
Newcrest transaction and integration costs (3)	29	—
Settlement costs (4)	21	—
Impairment charges (5)	12	4
(Gain) loss on asset and investment sales, net (6)	(9)	(36)
Restructuring and severance (7)	6	2
Reclamation and remediation charges (8)	6	—
Other (9)	—	(4)
Adjusted EBITDA	$1,694	$990
(1)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded for the six non-core assets and the development project that met the requirements to be presented as held for sale in 2024.
(2)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable equity securities.
(3)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(4)Settlement costs, included in Other expense, net, are primarily comprised of wind-down and demobilization costs related to the French Guiana project in 2024 and litigation expenses in 2023.
(5)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(6)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, in 2024 primarily represent the purchase and sale of foreign currency bonds. For 2023, primarily comprised of the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment.
(7)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.
(8)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(9)Other, included in Other income (loss), net, in 2023, represents income received during the first quarter of 2023, on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.

NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         14

Free Cash Flow
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2024	2023
Net cash provided by (used in) operating activities (1)	$776	$481
Less: Additions to property, plant and mine development	(850)	(526)
Free Cash Flow	$(74)	$(45)

Net cash provided by (used in) investing activities (2)	$(798)	$(342)
Net cash provided by (used in) financing activities	$(299)	$(350)
(1)Includes payment of $291 for stamp duty tax, related to the Newcrest transaction, in the first quarter of 2024.
(2)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Attributable Free Cash Flow
Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.
The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31, 2024
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$776	$(7)	$769
Less: Additions to property, plant and mine development (2)	(850)	4	(846)
Free Cash Flow	$(74)	$(3)	$(77)

Net cash provided by (used in) investing activities (3)	$(798)
Net cash provided by (used in) financing activities	$(299)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities and Additions to property, plant and mine development attributable to noncontrolling interests, which primarily relates to Merian (25%) for the three months ended March 31, 2024.
(2)For the three months ended March 31, 2024, Merian had total consolidated Additions to property, plant and mine development of $15, on a cash basis.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         15

	Three Months Ended March 31, 2023
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$481	$(12)	$469
Less: Additions to property, plant and mine development (2)	(526)	3	(523)
Free Cash Flow	$(45)	$(9)	$(54)

Net cash provided by (used in) investing activities (3)	$(342)
Net cash provided by (used in) financing activities	$(350)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%) for the three months ended March 31, 2023.
(2)For the three months ended March 31, 2023, Merian had total consolidated Additions to property, plant and mine development of $13 on a cash basis.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Net Debt
Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At March 31, 2024	At December 31, 2023
Debt	$8,933	$8,874
Lease and other financing obligations	535	562
Less: Cash and cash equivalents	(2,336)	(3,002)
Less: Cash and cash equivalents included in current assets held for sale (1)	(342)	—
Net debt	$6,790	$6,434

(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets and liabilities, including $342 of Cash and cash equivalents, were reclassified to Current assets held for sale and Current liabilities held for sale, respectively.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         16

Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended March 31,
	2024	2023
Costs applicable to sales (1)(2)	$1,690	$1,239
Gold sold (thousand ounces)	1,599	1,208
Costs applicable to sales per ounce (3)	$1,057	$1,025
(1)Includes by-product credits of $39 and $30 during the three months ended March 31, 2024 and 2023.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended March 31,
	2024	2023
Costs applicable to sales (1)(2)	$416	$243
Gold equivalent ounces sold - other metals (thousand ounces) (3)	502	265
Costs applicable to sales per gold equivalent ounce (4)	$829	$918
(1)Includes by-product credits of $15 and $2 during the three months ended March 31, 2024 and 2023.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) for each of 2024 and 2023.
(4)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)

	Three Months Ended March 31,
	2024	2023
Cost applicable to sales, NGM (1)	$314	$286
Gold sold (thousand ounces), NGM	267	258
Costs applicable to sales per ounce, NGM (2)	$1,177	$1,109
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Per ounce measures may not recalculate due to rounding.
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All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended March 31, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Brucejack (10)	$74	$1	$—	$—	$—	$1	$12	$88	34	$2,580
Red Chris (10)	7	—	—	—	—	1	1	9	7	$1,277
Peñasquito	38	1	—	—	—	3	5	47	44	$1,079
Merian	90	2	2	—	—	—	19	113	74	$1,530
Cerro Negro	63	2	1	—	1	—	15	82	74	$1,120
Yanacocha	88	7	2	—	—	—	5	102	90	$1,123
Boddington	144	5	—	—	—	3	24	176	142	$1,242
Tanami	82	1	—	—	—	—	22	105	91	$1,149
Cadia (10)	74	—	3	—	—	6	30	113	114	$989
Lihir (10)	171	1	6	—	—	—	51	229	182	$1,256
Ahafo	159	4	—	—	—	1	22	186	184	$1,010
Nevada Gold Mines	314	4	2	2	1	2	95	420	267	$1,576
Corporate and Other (11)	—	—	30	90	1	—	4	125	—	$—
Held for sale (14)
CC&V	40	3	1	—	1	—	5	50	29	$1,735
Musselwhite	57	1	2	—	1	—	25	86	49	$1,766
Porcupine	63	5	2	—	—	—	19	89	61	$1,470
Éléonore	80	2	4	—	—	—	21	107	56	$1,920
Telfer (10)	70	2	3	—	—	1	3	79	26	$3,017
Akyem	76	11	—	1	—	—	8	96	75	$1,254
Total Gold	$1,690	$52	$58	$93	$5	$18	$386	$2,302	1,599	$1,439

Gold equivalent ounces - other metals (12)(13)
Red Chris (10)	$31	$—	$2	$—	$—	$4	$6	$43	$31	$1,400
Peñasquito	255	9	1	—	—	35	34	334	303	$1,102
Boddington	48	1	—	—	—	3	3	55	51	$1,081
Cadia (10)	67	—	2	—	—	19	27	115	112	$1,027
Corporate and Other (11)	—	—	1	8	—	—	—	9	—	$—
Held for sale (14)
Telfer (10)	15	1	1	—	—	2	1	20	5	$3,745
Total Gold Equivalent Ounces	$416	$11	$7	$8	$—	$63	$71	$576	502	$1,148

Consolidated	$2,106	$63	$65	$101	$5	$81	$457	$2,878

(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $54.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $1 at Peñasquito, $15 at Telfer, and $6 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $33 and $30, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $54 and $11, respectively.
(5)Advanced projects, research and development and exploration excludes development expenditures of $1 at Peñasquito, $2 at Merian, $4 at Cerro Negro, $1 at Boddington, $8 at Tanami, $5 at Ahafo, $4 at Akyem, $3 at NGM, and $13 at Corporate and Other, totaling $41 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for Newcrest transaction and integration costs of $29, settlement costs of $21, impairment charges of $12, and restructuring and severance of $6.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments and other costs for sustaining projects of $15.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
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(13)For the three months ended March 31, 2024, Red Chris sold 6 thousand tonnes of copper, Peñasquito sold 10 million ounces of silver, 29 thousand tonnes of lead and 61 thousand tonnes of zinc, Boddington sold 9 thousand tonnes of copper, Cadia sold 20 thousand tonnes of copper, and Telfer sold 1 thousand tonnes of copper.
(14)Sites are classified as held for sale as of March 31, 2024.

Three Months Ended March 31, 2023	Costs Applicable to Sales (1)(2)(3)(4)	Reclamation Costs (5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$51	$2	$3	$—	$—	$—	$10	$66	48	$1,375
Musselwhite	58	1	1	—	—	—	14	74	44	$1,681
Porcupine	70	5	4	—	—	—	13	92	65	$1,412
Éléonore	75	2	1	—	—	—	19	97	68	$1,420
Peñasquito	67	3	—	—	—	4	12	86	56	$1,539
Merian	85	2	2	—	—	—	14	103	83	$1,235
Cerro Negro	70	1	1	—	—	—	12	84	61	$1,379
Yanacocha	56	7	3	—	1	—	3	70	53	$1,332
Boddington	167	4	1	—	—	5	28	205	198	$1,035
Tanami	61	1	—	—	—	—	17	79	65	$1,219
Ahafo	130	4	—	—	1	—	44	179	131	$1,366
Akyem	63	10	—	—	—	—	10	83	78	$1,067
Nevada Gold Mines	286	4	4	2	—	2	65	363	258	$1,405
Corporate and Other (11)	—	—	19	61	—	—	2	82	—	$—
Total Gold	$1,239	$46	$39	$63	$2	$11	$263	$1,663	1,208	$1,376

Gold equivalent ounces - other metals (12)(13)
Peñasquito	$190	$7	$1	$—	$—	$34	$36	$268	199	$1,351
Boddington	53	1	1	—	—	4	8	67	66	$1,019
Corporate and Other (11)	—	—	3	11	—	—	—	14	—	$—
Total Gold Equivalent Ounces	$243	$8	$5	$11	$—	$38	$44	$349	265	$1,322

Consolidated	$1,482	$54	$44	$74	$2	$49	$307	$2,012

(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $32.
(3)Includes stockpile and leach pad inventory adjustments of $1 at Akyem, and $1 at NGM.
(4)Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs of $24 and $30, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $38 and $4, respectively.
(6)Advanced projects, research and development and exploration excludes development expenditures of $2 at Peñasquito, $1 at Merian, $1 at Cerro Negro, $4 at Tanami, $6 at Ahafo, $3 at Akyem, $3 at NGM and $19 at Corporate and Other, totaling $39 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(7)Other expense, net is adjusted for impairment charges of $4 and restructuring and severance costs of $2.
(8)Excludes capitalized interest related to sustaining capital expenditures.
(9)Includes finance lease payments for sustaining projects of $22.
(10)Per ounce measures may not recalculate due to rounding.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
(13)For the three months ended March 31, 2023, Peñasquito sold 6 million ounces of silver, 17 thousand tonnes of lead and 45 thousand tonnes of zinc, and Boddington sold 12 thousand tonnes of copper.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         19

A reconciliation of the 2024 Gold AISC outlook to the 2024 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2024 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$6,900
Reclamation Costs (5)	190
Advanced Projects & Exploration (6)	160
General and Administrative (7)	235
Other Expense	10
Treatment and Refining Costs	135
Sustaining Capital (8)	1,495
Sustaining Finance Lease Payments	25
All-in Sustaining Costs	$9,150
Ounces (000) Sold (9)	6,555
All-in Sustaining Costs per Ounce	$1,400
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2024 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.

NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         20

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net income (loss) attributable to Newmont stockholders	$170	$(3,158)	$158	$155
Net income (loss) attributable to noncontrolling interests	9	10	5	—
Net loss (income) from discontinued operations	(4)	(12)	(1)	(2)
Equity loss (income) of affiliates	(7)	(19)	(3)	(16)
Income and mining tax expense (benefit)	260	77	73	163
Depreciation and amortization	654	681	480	486
Interest expense, net of capitalized interest	93	81	48	49
EBITDA	1,175	(2,340)	760	835
Adjustments:
Loss on assets held for sale	485	—	—	—
Change in fair value of investments	(31)	5	41	42
Newcrest transaction and integration costs	29	427	16	21
Settlement costs	21	5	2	—
Impairment charges	12	1,881	2	4
(Gain) loss on asset and investment sales, net	(9)	231	2	—
Restructuring and severance	6	5	7	10
Reclamation and remediation charges	6	1,158	104	(2)
Pension settlements	—	9	—	—
COVID-19 specific costs	—	1	—	—
Other	—	—	(1)	—
Adjusted EBITDA	1,694	1,382	933	910
12 month trailing Adjusted EBITDA	$4,919
Newcrest pro forma adjusted EBITDA (pre-acquisition) (1)	$883
12 month trailing pro forma Adjusted EBITDA	$5,802

Total Debt	$8,933
Lease and other financing obligations	535
Less: Cash and cash equivalents	(2,336)
Less: Cash and cash equivalents reclassified to current assets held for sale (2)	(342)
Total net debt	$6,790

Net debt to pro forma Adjusted EBITDA	1.2
(1)Represents Newcrest’s pre-acquisition Adjusted EBITDA on a US GAAP basis from January 1, 2023 through to the acquisition date, November 6, 2023. This amount is added to our adjusted EBITDA to include a full twelve months of Newcrest results on a pro forma basis for the rolling twelve months ended March 31, 2024. The pro forma adjusted EBITDA was derived from Newcrest unaudited financial information for the 10 months ended October 31, 2023 and November 1, 2023 through November 6, 2023, the acquisition date. Newcrest’s pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net Debt to Pro Forma Adjusted EBITDA ratio only.
(2)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, $342 of Cash and cash equivalents were reclassified to Current assets held for sale.
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Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,
	2024	2023
Consolidated gold sales, net	$3,341	$2,303
Consolidated copper sales, net	297	110
Consolidated silver sales, net	201	117
Consolidated lead sales, net	60	32
Consolidated zinc sales, net	124	117
Total sales	$4,023	$2,679

	Three Months Ended March 31, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,329	$316	$182	$61	$149
Provisional pricing mark-to-market	30	9	4	—	(3)
Silver streaming amortization	—	—	27	—	—
Gross after provisional pricing and streaming impact	3,359	325	213	61	146
Treatment and refining charges	(18)	(28)	(12)	(1)	(22)
Net	$3,341	$297	$201	$60	$124
Consolidated ounces/pounds sold (1)(2)	1,599	80	10	65	135
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,082	$3.95	$18.50	$0.95	$1.10
Provisional pricing mark-to-market	19	0.12	0.39	(0.01)	(0.02)
Silver streaming amortization	—	—	2.78	—	—
Gross after provisional pricing and streaming impact	2,101	4.07	21.67	0.94	1.08
Treatment and refining charges	(11)	(0.35)	(1.26)	(0.02)	(0.16)
Net	$2,090	$3.72	$20.41	$0.92	$0.92
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended March 31, 2024 the Company sold 36 thousand tonnes of copper, 29 thousand tonnes of lead, and 61 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

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	Three Months Ended March 31, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,297	$105	$110	$35	$143
Provisional pricing mark-to-market	17	9	2	(2)	(4)
Silver streaming amortization	—	—	16	—	—
Gross after provisional pricing and streaming impact	2,314	114	128	33	139
Treatment and refining charges	(11)	(4)	(11)	(1)	(22)
Net	$2,303	$110	$117	$32	$117
Consolidated ounces/pounds sold (1)(2)	1,208	26	6	36	99
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$1,901	$3.99	$17.98	$0.95	$1.44
Provisional pricing mark-to-market	14	0.33	0.30	(0.06)	(0.04)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,915	4.32	20.84	0.89	1.40
Treatment and refining charges	(9)	(0.14)	(1.67)	(0.03)	(0.22)
Net	$1,906	$4.18	$19.17	$0.86	$1.18
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended March 31, 2023 the Company sold 12 thousand tonnes of copper, 17 thousand tonnes of lead, and 45 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
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Gold by-product metrics
Copper, silver, lead, zinc and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2024	2023
Consolidated gold sales, net	$3,341	$2,303
Consolidated other metal sales, net	682	376
Sales	$4,023	$2,679

Costs applicable to sales	$2,106	$1,482
Less: Consolidated other metal sales, net	(682)	(376)
By-product costs applicable to sales	$1,424	$1,106
Gold sold (thousand ounces)	1,599	1,208
Total Gold CAS per ounce (by-product) (1)	$891	$916

Total AISC	$2,878	$2,012
Less: Consolidated other metal sales, net	(682)	(376)
By-product AISC	$2,196	$1,636
Gold sold (thousand ounces)	1,599	1,208
Total Gold AISC per ounce (by-product) (1)	$1,373	$1,354
(1)Per ounce measures may not recalculate due to rounding.
NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         24

Conference Call Information
A conference call will be held on Thursday, April 25, 2024 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time); it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	475768
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	418753

1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont First Quarter 2024 Earnings Conference Call
URL: https://events.q4inc.com/attendee/908608833

The first quarter 2024 results will be available before the market opens on Thursday, April 25, 2024, on the “Investor Relations” section of the Company’s website, Newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, and silver. The company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the company has been publicly traded since 1925.

Media Contact

Jennifer Pakradooni	globalcommunications@newmont.com

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Christopher Maitland	apac.investor.relations@newmont.com

NEWMONT FIRST QUARTER 2024 RESULTS | NEWS RELEASE         25

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential, including our Full Potential initiatives and synergies; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North and Cadia Block Caves projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion commercial production, and other timelines; (v) any share repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, Full Potential and productivity improvements, and future cash flow enhancements through portfolio optimization, (vii) expectations regarding future exploration and the development, growth and potential of Newmont Corporation's ("Newmont"), project pipeline and investments; (viii) expectations regarding future investments or divestitures, including of non-core assets; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases, the dividend framework and expected payout levels; (x) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (xi) expectations regarding organic growth in our operations; and (xii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Future dividends beyond the dividend payable on June 27, 2024 to holders of record at the close of business on June 4, 2024 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend policy is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2024, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended March 31, 2024, expected to be filed on, or about April 29, 2024.
Notice Regarding Reserve and Resource:
Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2023, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 29, 2024 with the SEC.
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